Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GAINSCO, INC.:

We consent to the use of our report dated March 31, 2006, with respect to the consolidated balance sheets of GAINSCO, INC. as of December 31, 2005 and 2004, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, and the information set forth in the selected financial data, appearing under Item 6, for each of the years in the five-year period ended December 31, 2005, included in the Annual Report (Form 10-K) for the year ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in accounting for share based payments, effective October 1, 2005, as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, a change in accounting, effective January 1, 2002, for the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and a change in accounting for residual interests in securitizations in 2001, as a result of the adoption of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.

/s/ KPMG LLP

Dallas, Texas
October 3, 2006